Exhibit 107

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Hancock Park Corporate Income, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Value		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$691,652	(1)	0.00927%	$64.12	(2)
Fees Previously Paid
Total Transaction Valuation	$691,652	(1)
Total Fees Due for Filing				$64.12
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$64.12
(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 53,204 shares of common stock, par value $0.001 per share, of Hancock Park Corporate Income, Inc. at a price equal to $13.00 per share, which represents the Company’s net asset value as of January 19, 2022.
(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022, equals 0.009270% of the value of the transaction.